Exhibit 3.29

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

YAK MANAGEMENT LLC

(a Delaware Limited Liability Company)

Dated as of May 5, 2010

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

YAK MANAGEMENT LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of May 5, 2010 (as amended, modified or restated from time to time in accordance herewith, this “Agreement”), of Yak Management LLC, a Delaware limited liability company (the “LLC”), is entered into by DuPont Fabros Technology, L.P. having an office located at 1212 New York Avenue, N.W., Suite 900, Washington, D.C. 20005 (together with its permitted successors and assigns, the “Member”), and has been executed pursuant to and in accordance with the provisions of the Delaware Limited Liability Company Act 6 Del. C. § 18-101, et. seq., as amended from time to time (the “Act”).

RECITALS

WHEREAS, the LLC was formed pursuant to a Certificate of Formation of the LLC filed in the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on May 3, 2007 (as the same may be amended from time to time, the “Certificate of Formation”);

WHEREAS, Lammot J. du Pont and Hossein Fateh, the predecessors-in-interest to Panda Interests LLC, a Virginia limited liability company, and Mercer Interests LLC, a Delaware limited liability company (each, a “Successor Member,” and together, the “Successor Members”) entered into that certain Limited Liability Company Agreement of Yak Management LLC on May 3, 2007, (the “Initial Agreement”), which Initial Agreement was amended and restated by the Limited Liability Company Agreement of the LLC executed by the Successor Members and the managers of the LLC, effective July 31, 2007 (as amended, modified or supplemented through the date hereof, the “Existing Agreement”);

WHEREAS, pursuant to (i) the Contribution Agreement, dated as of August 9, 2007, among the Successor Members and the Member, (ii) the Assignment and Assumption Agreement, dated as of October 24, 2007, between Mercer Interests LLC and the Member, and (iii) the Assignment and Assumption Agreement, dated as of October 24, 2007, between Panda Interests LLC and the Member, the Successor Members contributed, assigned, transferred and conveyed all of the limited liability company interests in the LLC (the “Transferred Interests”) to the Member, and the Member assumed and agreed to perform all of the liabilities and obligations of the Successor Members with respect to the Transferred Interests, including under the Existing Agreement (collectively, the “LLC Transfer”);

WHEREAS, Lammot J. du Pont and Hossein Fateh are the Managers (as defined in the Existing Agreement) of the LLC;

WHEREAS, in connection with the LLC Transfer, each of the Managers consented to (i) the LLC Transfer and the transactions contemplated thereby and (ii) the admission of the Member as a new Member of the LLC;

WHEREAS, in connection with the LLC Transfer, the actions taken with respect to the LLC in connection with the LLC Transfer were otherwise in compliance with the provisions of the Existing Agreement, and the Member became the sole member of the LLC;

WHEREAS, the Member and Managers believe that it is desirable and in the best interests of the LLC to amend, restate and replace in its entirety the Existing Agreement with this Agreement to, among other things, (i) ratify and reaffirm the Member’s agreement to be bound by all of the terms and conditions of the Existing Agreement, as amended, restated and replaced hereby, (ii) ratify and reaffirm the Managers’ consent to (x) the LLC Transfer and the transactions contemplated thereby and (y) the admission of the Member as a new Member of the LLC, (iii) reflect that the Member holds all of the limited liability company interests in the LLC, (iv) remove each of Lammot J. du Pont and Hossein Fateh as a Manager of the LLC, and (v) provide that the affairs and management of the LLC shall be managed by the Member in its capacity as Managing Member (as defined below) and desires to set forth the rights and obligations of the Member.

NOW, THEREFORE, the Member, intending to be legally bound, hereby agrees as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions. Unless otherwise expressly provided herein or unless the context clearly requires otherwise, the following terms as used in this Agreement shall have the following meanings for the purposes of this Agreement:

“Act” has the meaning ascribed thereto in the introductory paragraph of this Agreement, as the same is in effect from time to time, including any corresponding provision or provisions of any succeeding law.

“Agreement” has the meaning ascribed thereto in the introductory paragraph of this Agreement. Words such as “herein,” “hereinafter,” “hereto,” “hereby” and “hereunder,” when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires.

“Bankruptcy Action” means, with respect to any Person, if (a) such Person makes an assignment for the benefit of creditors, (b) such Person files a voluntary petition in bankruptcy, such Person is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (c) such Person consents to or files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (d) such Person files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any bankruptcy or insolvency proceeding, (e) such Person seeks, consents to or acquiesces in the appointment of a trustee, receiver, liquidator, sequestrator, custodian or any similar official of or for such Person or of all or any substantial part of its properties, (f) within sixty (60) days after the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, the proceeding has not been dismissed, (g) within sixty (60) days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within sixty (60) days after the expiration of any such stay, the appointment is not vacated, or (h) such Person taking any action in furtherance of any of the foregoing. The foregoing definition of “Bankruptcy Action” is intended to replace and shall supersede and replace the definition of “bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Certificate of Formation” has the meaning ascribed thereto in the Recitals of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended or recodified from time to time (or any corresponding provision or provisions of any succeeding law) and the regulations promulgated thereunder.

“DuPont Fabros Technology, L.P.” means DuPont Fabros Technology, L.P., a Maryland limited partnership, the sole owner and Member of the LLC as of the date of this Agreement.

“Existing Agreement” has the meaning ascribed thereto in the Recitals of this Agreement.

“Fiscal Year” means the taxable year of the LLC, which shall begin on January 1 and end on December 31, or such other taxable year as required by Section 706(b) of the Code.

“Interest” means any limited liability company interest in the LLC, as defined in the Act. The Interest of the Member is set forth on Exhibit A attached hereto and made a part hereof by this reference.

“LLC Transfer” has the meaning ascribed thereto in the Recitals of this Agreement.

“Managing Member” has the meaning ascribed thereto in Section 4.1 of this Agreement. The Member shall be the initial Managing Member.

“Member” means DuPont Fabros Technology, L.P. together with its permitted successors and assigns, each in its capacity as a member of the LLC.

“Officer” and “Officers” have the meanings ascribed thereto in Section 4.4 of this Agreement.

“Person” means any individual, corporation, partnership, limited liability company, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

“Secretary of State” has the meaning ascribed thereto in the Recitals of this Agreement.

“Successor Member” and “Successor Members” have the meaning ascribed thereto in the Recitals of this Agreement.

“Transfer” means, with respect to any Interest, and when used as a verb, to sell or assign such Interest, and, when used as a noun, shall have a meaning that correlates to the foregoing.

“Transferee” means an assignee or transferee of an Interest.

“Transferor” means the Person making a Transfer.

“Transferred Interests” has the meaning ascribed thereto in the Recitals of this Agreement.

ARTICLE 2

THE LLC AND ITS BUSINESS

2.1 Amendment and Restatement of the Existing Agreement. This Agreement shall constitute the sole limited liability company agreement of the LLC. The Existing Agreement is hereby amended, restated, and replaced in its entirety by this Agreement and shall no longer be of any force or effect.

2.2 Formation. Susan S. Mullen was initially designated as an “authorized person” within the meaning of the Act and (a) caused the LLC to be formed as a Delaware limited liability company on May 3, 2007, by executing and delivering the Certificate of Formation to the Secretary of State in accordance with, and pursuant to, the Act, and (b) delivered and filed the certificate necessary for the LLC to be qualified to do business in the Commonwealth of Virginia. Upon the filing of the certificates listed in the foregoing sentence, his powers as an “authorized person” ceased, and the Managing Member thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Managing Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the LLC to qualify to do business in any other jurisdiction in which the LLC may wish to conduct business. The Managing Member shall be authorized to take such other actions as it may from time to time deem to be necessary or appropriate under the laws of the State of Delaware with respect to the formation, operation and continued good standing of the LLC as a limited liability company. The rights and liabilities of the Managing Member, the management of the affairs of the LLC and the conduct of the business of the LLC shall be as provided in the Act, except as herein otherwise expressly provided. The existence of the LLC as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act. For purposes of federal and state income taxation, the Member intends the LLC to be disregarded as an entity separate from its owner under Treasury Regulation Sections 301.7701-1, 301.7701-2 and 301.7701-3.

2.3 Name. The name of the LLC is Yak Management LLC. The Managing Member shall operate the business of the LLC under such name or use such other or additional names as the Managing Member may deem necessary or appropriate.

2.4 Principal Office. The LLC shall maintain its principal place of business at c/o DuPont Fabros Technology, Inc., 1212 New York Avenue, N.W., Suite 900, Washington, D.C. 20005, or at such other place as the Managing Member may determine from time to time.

2.5 Registered Office and Registered Agent. The LLC’s registered offices shall be at the office of its registered agent, The Corporation Trust Company, having an office at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The registered office and registered agent may be changed from time to time by filing the address of the new registered office and/or the name of the new registered agent with the Secretary of State pursuant to the Act.

2.6 Period of Duration. The LLC commenced on the date of filing of the Certificate of Formation with the Secretary of State and shall continue to exist as a separate legal entity until the cancellation of the Certificate of Formation as provided in the Act.

2.7 Purpose. The LLC is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the LLC is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

2.8 Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the LLC shall have the power and is hereby authorized to:

a. acquire by purchase, lease, contribution or otherwise, own, hold, sell, convey, assign, transfer or dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purpose of the LLC;

b. operate, maintain, develop, redevelop, finance, improve, mortgage, lease or demolish or otherwise dispose of any real or personal property which may be necessary, convenient or incidental to the accomplishment of the purposes of the LLC;

c. borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the LLC, and secure the same by mortgage, pledge or other lien on the assets of the LLC;

d. guaranty the obligations of others including affiliates of the LLC;

e. invest any funds of the LLC pending distribution or payment of the same pursuant to the provisions of this Agreement;

f. prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the LLC and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

g. enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the LLC;

h. employ or otherwise engage employees, managers, contractors, advisors, attorneys and consultants and pay reasonable compensation for such services;

i. enter into partnerships, limited liability companies, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the LLC; and

j. do such other things and engage in such other activities related to the foregoing as may be necessary, convenient or incidental to the conduct, promotion or attainment of the purpose of the LLC, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

ARTICLE 3

INITIAL CAPITAL CONTRIBUTION; DISTRIBUTIONS

3.1 Name and Address of the Member. The name of the Member is DuPont Fabros Technology, L.P., having an office at the address set forth on Exhibit A attached hereto or at such other place as the Member may determine from time to time and notify the LLC thereof. Notwithstanding anything to the contrary contained herein, no additional member shall be admitted to the LLC without the written consent of the Member.

3.2 Contributions. The Member has made the capital contributions as reflected on the books and records of the LLC as of the date hereof. The Member shall make such additional capital contributions as the Managing Member deems appropriate in its sole discretion.

3.3 Distributions. The Managing Member shall determine whether, in what amounts and at which time the proceeds received by the LLC shall be distributed to the Member. All such proceeds, if any, shall be distributed to the Member in accordance with the percentage Interest of the Member set forth on Exhibit A attached hereto.

3.4 Liability of the Member and Its Affiliates. Except as otherwise provided by applicable law, the debts, obligations and liabilities of the LLC, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the LLC. Neither the Member, the Managing Member nor any affiliate of the Member or the Managing Member shall be obligated personally for any such debt, obligation or liability of the LLC solely by reason of being the Member or an affiliate of the Member.

3.5 Other Ventures. The Member, the Managing Member and any affiliate of the Member or the Managing Member may engage in or possess an interest in other business ventures (unrelated to the LLC) of every kind and description, independently or with others. The LLC shall not have any rights in or to such independent ventures or the income or profits derived therefrom by virtue of this Agreement.

ARTICLE 4

MANAGEMENT

4.1 Management by the Managing Member and/or the Officers. The business, affairs and management of the LLC, including its policies and administration, shall be vested in a managing member (the “Managing Member”). The business of the LLC shall be managed by the Managing Member and/or such Officers as the Managing Member may, from time to time, appoint in accordance with Section 4.4 of this Agreement. The Managing Member shall have the rights and powers in the name and on behalf of the LLC to carry out each and every power granted to the LLC. The Managing Member and each of the Officers is an agent of the LLC for the purpose of its business including, without limitation, acquiring, owning, managing, financing, encumbering, refinancing and selling all or any portion of its property or assets, and for the purpose of the execution in the name of the LLC of any instrument, if applicable, and any other document, certificate, affidavit or the like required or desirable in connection with the business of the LLC. The Managing Member’s and each Officer’s acts shall bind the LLC, unless such act is in contravention of the Certificate of Formation or this Agreement. Every contract, deed, mortgage, deed of trust, deed to secure debt, pledge, lease and other credit agreement or instrument executed by the Managing Member and/or any Officer shall be the conclusive evidence in favor of every Person relying thereon or claiming thereunder that at the time of the delivery thereof (a) the LLC was in existence, (b) neither this Agreement nor the Certificate of Formation had been amended in any manner so as to restrict the delegation of authority to the Managing Member or such Officer and (c) the execution and delivery of such instrument was duly authorized by the LLC. Any Person may always rely on a certificate addressed to such Person and signed by the Managing Member and/or any Officer hereunder: (i) setting forth the name of the Managing Member or the Officers hereunder, (ii) as to the existence or non-existence of any fact which constitutes a condition precedent to acts by the Managing Member or any Officer or in any other manner germane to the affairs of the LLC, (iii) setting forth the Persons who are authorized to execute and deliver any instrument or document on behalf of the LLC, (iv) certifying as to the authenticity of any copy of the Certificate of Formation, this Agreement, any amendments thereto and hereto and any other document relating to the conduct of the affairs of the LLC, or (v) as to any action taken or not taken by the LLC or as to any other matter whatsoever involving the LLC, the Managing Member or any Officer. Neither the Managing Member nor any Officer shall have authority to perform any act in respect of the LLC in violation of any applicable laws or regulations.

4.2 Expenses. The LLC shall pay all of its own operating, overhead and administrative expenses of every kind, and the Managing Member shall be reimbursed for all costs and expenses it may have incurred or may hereafter incur on behalf of the LLC.

4.3 Liability of the Member, Managing Member and Officers; Indemnification.

(a) To the fullest extent permitted pursuant to the applicable law, neither the Member nor the Managing Member nor any Officer shall be liable to the LLC for any loss or damages (of whatever kind or nature) resulting from errors in judgment or for any acts or omissions of the Member, the Managing Member or such Officer.

(b) To the fullest extent permitted pursuant to applicable law, the LLC, its receiver or its trustee (but not the Member or Managing Member personally), shall indemnify and defend the Member, the Managing Member and each Officer (collectively, the “Indemnitees” and each, an “Indemnitee”) against and hold them harmless from any and all losses and shall indemnify and defend each Indemnitee against and hold them harmless from any and all losses, judgments, costs, damages, liabilities, fines, claims and expenses (including, without limitation, reasonable attorneys’ fees and court costs, which shall be paid by the indemnitor(s) as incurred) that may be made or imposed upon the Indemnitees and any amounts paid in settlement by reason of any errors in judgment or any act or omission of the Indemnitees entitled to indemnification hereunder. The foregoing right of indemnification shall be in addition to any rights to which each Indemnitee may otherwise be entitled and shall inure to the benefit of the successors or assigns of each Indemnitee.

(c) To the fullest extent permitted pursuant to applicable law, but subject to the standards set forth in Section 4.3(a) and 4.3(b), the LLC shall pay the expenses incurred by each Indemnitee in defending a civil or criminal action, suit or proceeding unless such Indemnitee is found guilty of fraud, willful misconduct or gross negligence. Any right of indemnity granted under this Section 4.3(c) hereof may be satisfied only out of the assets of the LLC and no Indemnitee shall be personally liable with respect to any such claim for indemnification.

(d) The Managing Member shall have the power to purchase and maintain insurance in reasonable amounts on behalf of itself and each other Indemnitee, and any employees and other agents of the LLC against any liability incurred by them in their capacities as such, whether or not the LLC has the power to indemnify them against such liability.

4.4 Officers of the LLC. The Managing Member may designate one or more individuals as officers of the LLC (collectively, the “Officers” and each, an “Officer”), who may but need not have titles. The Officers shall exercise and perform such powers and duties as shall be assigned to them from time to time by the Managing Member. Any Officer may be removed by the decision of the Managing Member at any time, with or without cause. Each Officer shall hold office until his or her successor is elected and qualified. Any number of offices may be held by the same individual. To the extent appointed by the Managing Member, the Officers shall include the following Officers and such other Officers as the Managing Member may from time to time determine:

(a) President. The President of the LLC shall be the chief executive officer of the LLC and, in such capacity, shall have general supervision, direction and control of the business and affairs of the LLC.

(b) Vice President. The Vice President of the LLC shall exercise and perform such powers and duties with respect to the administration of the business and affairs of the LLC as from time to time may be assigned to him by the President or the Managing Member.

(c) Secretary. The Secretary of the LLC shall exercise and perform such powers and duties with respect to the administration of the business and affairs of the LLC, as from time to time may be assigned to him by the President, the Vice President or the Managing Member.

4.5 Resignation of the Member. The Member may resign from the LLC. If the Member resigns from the LLC pursuant to this Section, an additional member shall be admitted to the LLC, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement and the written consent of the Managing Member. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the LLC.

ARTICLE 5

BOOKS AND RECORDS

5.1 Books of Account. Complete books of account for the LLC shall be kept by the Managing Member at the principal office of the LLC, or at such other office as the Managing Member may designate.

5.2 Bank Accounts. The LLC may maintain one or more bank accounts for such funds of the LLC as the Managing Member shall choose to deposit therein, and withdrawals therefrom shall be made upon such signature or signatures as the Managing Member shall determine.

5.3 Fiscal Year. The Fiscal Year of the LLC shall begin on January 1 and end on December 31, or such other taxable year, as required by Section 706(b) of the Code.

5.4 Title to Assets. Title to, and all right and interest in and to, the LLC’s assets shall be acquired in the name of and held by the LLC, or if acquired in any other name, held for the benefit of the LLC.

ARTICLE 6

DISSOLUTION AND TERMINATION

6.1 Dissolution. The LLC shall be dissolved, and its affairs shall be wound up, upon the occurrence of any of the following events:

(a) the termination of the legal existence of the last remaining member of the LLC or the occurrence of any other event which terminates the continued membership of the last remaining member of the LLC in the LLC unless the LLC is continued in a manner permitted by this Agreement or the Act; or

(b) the entry of a decree of judicial dissolution under Section 18-802 of the Act; or

(c) the completion of the sale of all or substantially all of the assets of the LLC.

6.2 Personal Representative. Upon the occurrence of any event that causes the last remaining member of the LLC to cease to be a member or that causes the Member to cease to be a member of the LLC (other than upon continuation of the LLC without dissolution upon the resignation of the Member and the prior or simultaneous admission of an additional member pursuant to Section 4.5 or the assignment by the Member of its Interest and the prior or simultaneous admission of the Transferee as a Member of the LLC) to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in the LLC, agree in writing (a) to continue the LLC and (b) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the LLC, effective as of the occurrence of the event that terminated the continued membership of the last remaining member of the LLC or the Member in the LLC.

6.3 Bankruptcy of Member. Notwithstanding any other provision of this Agreement, a Bankruptcy Action by or with respect to the Member shall not cause the Member to cease to be a member of the LLC, and upon the occurrence of such an event, the LLC shall continue without dissolution.

6.4 Waiver of Dissolution. Notwithstanding any other provision of this Agreement, the Member waives any right it might have to agree in writing to dissolve the LLC upon a Bankruptcy Action by or with respect to the Member, or the occurrence of an event that causes the Member to cease to be a member of the LLC.

6.5 Termination. In the event of dissolution, the LLC shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the LLC in an orderly manner), and the assets of the LLC shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act. The LLC shall terminate when (a) all of the assets of the LLC, after payment of or due provision for all debts, liabilities and obligations of the LLC, shall have been distributed to the Member in the manner provided for in this Agreement and (b) the Certificate of Formation shall have been cancelled in the manner required by the Act.

6.6 Restrictions on Interest of Member in the LLC. The Member shall not have any interest in any specific assets of the LLC. The interest of the Member in the LLC is personal property.

ARTICLE 7

TRANSFERS OF INTERESTS

7.1 Transfers of Interests. The Transferee of any Interests shall be admitted to the LLC as a substitute member of the LLC on the effective date of such Transfer upon (i) such Transferee’s written acceptance of the terms and provisions of this Agreement and its written assumption of the obligations hereunder of the Transferor of such Interests, and (ii) the recording of the Transfer of Interests and the Transferee’s name as a substitute member on the books and records of the LLC. Any Transfer of any Interests pursuant to this Section 7.1 shall be effective as of the registration of the Transfer of Interests in the books and records of the LLC and a Transferor of all of its Interest shall not cease to be a member of the LLC until the Transferee is admitted to the LLC as a member of the LLC.

ARTICLE 8

MISCELLANEOUS

8.1 Severability. If any of the provisions of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions hereof which can be given effect without the invalid provision, and to this end the provisions of this Agreement are intended to be and shall be deemed severable.

8.2 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law rules of said state.

8.3 Effectiveness. Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the date set forth in the introductory paragraph of this Agreement.

8.4 Third Parties. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any creditor of the LLC or any creditor of the Member. Nothing in this Agreement shall be deemed to create any right in any Person not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

8.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.6 Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member; provided that amendments to Exhibit A to reflect changes thereto pursuant to this Agreement may be made by the Managing Member without the prior consent of the Member.

8.7 Reaffirmation and Consent.

(a) The Member hereby reaffirms its agreement to be bound by all of the terms and conditions of the Existing Agreement, as amended, restated and replaced hereby.

(b) The Managers hereby (i) ratify and reaffirm their consent to (x) the LLC Transfer and the transactions contemplated thereby and (y) the admission of the Member as a new Member of the LLC and (ii) acknowledge and accept their removal as Managers of the LLC pursuant to Section 8.8.

8.8 Removal of Managers. Lammot J. du Pont and Hossein Fateh are hereby removed as Managers of the LLC.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned has duly executed this Second Amended and Restated Limited Liability Company Agreement as of the day and year first written above.

SOLE MEMBER:

DUPONT FABROS TECHNOLOGY, L.P.,
a Maryland limited partnership

By:	DUPONT FABROS TECHNOLOGY INC., a Maryland corporation, its General Partner

	By:	/s/ Hossein Fateh
	Name:	Hossein Fateh
	Title:	President and Chief Executive Officer

ACKNOWLEDGED AND AGREED TO BY:

/s/ Lammot J. du Pont
Lammot J. du Pont

/s/ Hossein Fateh
Hossein Fateh

EXHIBIT A

TO THE

LIMITED LIABILITY COMPANY AGREEMENT

OF

YAK MANAGEMENT LLC

(as of May 5, 2010)

Name and Address of Member	Percentage Interest
DuPont Fabros Technology, L.P. 1212 New York Ave, NW Suite 900 Washington, D.C. 20005	100%

TOTAL	100%